EXHIBIT 99.1
NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 6, 2005

Contacts:	Paris G. Reece III	Robert N. Martin	Richard Matthews
	Chief Financial Officer	Investor Relations	Rubenstein Communications
	(303) 804-7706	(720) 977-3431	(212) 843-8267
	greece@mdch.com	bnmartin@mdch.com	rmatthews@rubenstein.com
M.D.C. HOLDINGS REPORTS INCREASES IN THIRD QUARTER
HOME ORDERS, HOME CLOSINGS AND QUARTER-END BACKLOG
•	Quarterly orders for 3,551 homes, a 21% year-over-year increase

•	Closed 3,686 homes, 4% above last year

•	Quarter-end backlog of 9,078 homes with an estimated sales value of $3.29 billion

•	Third quarter earnings to be released after market close on October 17, 2005
     DENVER, Thursday, October 6, 2005 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced growth in the level of home orders for both the third quarter and first nine months of the year. The Company received orders, net of cancellations, for 3,551 homes and 12,929 homes, respectively, during the third quarter and first nine months of 2005, compared with net orders for 2,925 homes and 11,586 homes during the same periods in 2004.
     Home orders in the third quarter of 2005 increased from 2004 levels in most of the Company’s markets, particularly Nevada and California, mainly due to year-over-year increases in active subdivisions and the continued strong demand for new homes in these two states. Additionally, the Company received 604 net home orders in the 2005 third quarter from its newer markets in Florida, Philadelphia/Delaware Valley, Utah and Illinois, compared with 286 home orders during the same period in 2004. These increases partially were offset by lower home orders in Virginia, due in part to a temporary decline in the number of active subdivisions, and in Arizona, compared with the exceptional order level experienced during the same period in 2004 in this market.
     As previously reported, aggregate home orders for July and August 2005 increased 33% from the same period in 2004. However, September 2005 home orders were 3% lower than September 2004 orders. The difference in order comparisons in September from July and August resulted in part from the more difficult comparison created by the 20% year-over-year increase in home orders achieved in September 2004, following three straight months of year-over-year order decreases. In addition, while September 2005 home orders increased significantly year-over-year in Nevada and California, the rate of increase was slower than experienced in July and August 2005, primarily due
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M.D.C. HOLDINGS, INC.

to a number of communities nearing sell-out before September, thereby limiting the number of homes for sale.
     MDC ended August 2005 with 280 active subdivisions, up 23% from the 228 active subdivisions at August 31, 2004. Growth in active subdivisions during the third quarter of 2005 has been impacted by the strong home orders in Nevada and California, which resulted in a number of subdivisions in these markets selling out earlier than anticipated. In addition, the Company has experienced delays in the development of new subdivisions in several of its markets, particularly in Arizona, Virginia and California. Information regarding active subdivisions at September 30, 2005 will be provided with the release of the Company’s 2005 third quarter earnings.
Increased Home Closings and Backlog
     During the quarter and nine months ended September 30, 2005, MDC closed 3,686 and 10,356 homes, respectively, representing increases of 4% and 8% from the 3,558 and 9,553 home closings, respectively, for the same periods in 2004. The Company ended the third quarter of 2005 with a backlog of 9,078 homes with an estimated sales value of $3.29 billion, 11% and 33% greater, respectively, than the backlog of 8,166 homes with an estimated sales value of $2.48 billion at September 30, 2004.
Earnings Release, Conference Call and Webcast
     Consistent with its press release dated September 14, 2005, the Company confirmed that its earnings per share for the 2005 third quarter should be higher than 2004 third quarter earnings per share of $2.36, and that its earnings per share for full year 2005 should exceed the consensus analyst estimate at the time of MDC’s previous release of $10.44. The Company’s expectations assume no material change in overall market conditions.
     Please refer to the last paragraph of this release for a discussion of factors that may impact the Company’s earnings.
     The Company plans to release its 2005 third quarter earnings after the market closes on Monday, October 17, 2005. A synchronized slide show and audio presentation will be broadcast over the Internet on Tuesday, October 18, 2005, at 10:00 a.m. Eastern Daylight Saving Time in conjunction with its conference call. The presentation can be accessed by entering MDC’s website, www.richmondamerican.com, clicking on “Investors” and selecting “M.D.C. Holdings 2005 Third Quarter Conference Call.” Minimum requirements to listen to the broadcast are as follows: Windows Media Player software, downloadable free from http://www.microsoft.com/windows/ windowsmedia/mp10/default.aspx, and at least a 28.8Kbps connection to the Internet. If problems are experienced while listening to the broadcast, an email should be sent to sarah.spencer@mdch.com.
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M.D.C. HOLDINGS, INC.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas, Jacksonville and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.
Forward-Looking Statements
     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.
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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Orders For Homes, net (units)
Arizona	798	951	3,040	3,104
California	504	311	1,737	1,764
Colorado	469	521	1,727	1,811
Florida	238	93	917	292
Illinois	53	5	113	8
Maryland	89	52	365	255
Nevada	829	454	2,788	2,411
Philadelphia/Delaware Valley	56	1	156	1
Texas	162	152	672	647
Utah	257	187	741	573
Virginia	96	198	673	720

Total	3,551	2,925	12,929	11,586

Cancellation Rate	25.7%	30.6%	21.5%	23.6%

Homes Closed (units)
Arizona	895	808	2,550	2,343
California	475	631	1,238	1,642
Colorado	599	583	1,615	1,603
Florida	252	96	832	251
Illinois	19	—	40	—
Maryland	106	90	260	251
Nevada	616	690	1,851	1,887
Philadelphia/Delaware Valley	17	—	18	—
Texas	214	222	616	440
Utah	239	188	640	416
Virginia	254	250	696	720

Total	3,686	3,558	10,356	9,553

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	September 30,	September 30,
	2005	2004
Backlog (units)
Arizona	2,633	2,094
California	1,306	1,241
Colorado	804	942
Florida	723	685
Illinois	91	8
Maryland	330	273
Nevada	1,683	1,410
Philadelphia/Delaware Valley	161	1
Texas	312	350
Utah	390	308
Virginia	645	854

Total	9,078	8,166

Backlog Estimated Sales Value	$3,290,000	$2,480,000

Estimated Average Selling Price of Homes in Backlog	$362.4	$303.7

Active Subdivisions at Beginning of Month	280	228

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